SCHEDULE 14A
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant    [  ]

Filed by a Party other than the Registrant    [x]

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[ ]	Preliminary Consent Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Consent Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to § 240.14a-12

Obagi Medical Products, Inc.

(Name of Registrant as Specified In Its Charter)

Voce Catalyst Partners LP
Voce Capital LLC
Voce Capital Management LLC
J. Daniel Plants
James B. Hickey, Jr.
Dr. George M. Lasezkay
Joseph V. Lash
Kristin McDonnell
Joseph E. Whitters

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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[  ]           Fee paid previously with preliminary materials.

[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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On December 3, 2012, Voce Capital Management LLC and its affiliates (collectively, "Voce") sent a letter to the board of directors of Obagi Medical Products, Inc. (the "Issuer") expressing their concern with the continued mismanagement of the Issuer.  The letter also stated Voce's intention to solicit fellow stockholders of the Issuer for their proxies in connection with the Issuer's 2013 annual meeting (the "Annual Meeting") to replace six members of the Issuer's current board of directors with Voce's six nominees and demanded that the Issuer hold its annual meeting no later than February 28, 2013.

Also on December 3, 2012, Voce issued a press release describing the foregoing letter to the Board.  A copy of the press release containing the full text of the letter is filed herewith as Exhibit 1.

Information regarding the Participants in a solicitation of proxies of the stockholders of the Issuer in connection with the Issuer's 2013 annual meeting is filed herewith as Exhibit 2.